Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec Reports Dramatically Higher Earnings, Record
Revenue and Increased 2008 Earnings Guidance
•	Record Revenue

•	Earnings per Diluted Share Up 94%

•	Increased 2008 Earnings Guidance of $0.93 to $0.96 per Diluted Share
Coral Gables, FL (November 5, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that third quarter earnings increased 94% while revenue was at all-time record levels and up 49% from last year. Revenue for the quarter ended September 30th was $398 million compared to $267 million a year ago. Third quarter net income was $24.1 million, or $0.35 earnings per diluted share, compared to pro forma income from continuing operations of $12.4 million, or $0.18 earnings per diluted share, a year ago. Third quarter 2007 pro forma income from continuing operations excludes a $39.1 million charge for various legacy legal cases, claims and other disputes.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We had a terrific third Quarter. Revenue, earnings and cash flow from operations for the quarter were all up sharply. Our results benefited from our acquisition and diversification strategy, as well as from productivity gains which positively impacted profits and margins. I am excited about what our growth in wind farm, natural gas and wireless infrastructure construction is doing for MasTec. In addition, our balance sheet and financial condition remain strong. Despite the current economic uncertainties, I am optimistic about the rest of this year and 2009.”
Efforts to grow MasTec’s business with utilities customers paid off as third quarter revenue from these customers more than doubled over last year. Utilities customers now make up 32% of revenue compared to 20% a year ago.
MasTec’s wireless business also impacted the third quarter, evidenced by the 256% growth of AT&T revenue compared to the prior year quarter. This growth was in large part due to the Company’s recent Nsoro acquisition.
Growth in the utility and wireless markets reduced the concentration of our largest customer, which decreased from 44% in the third quarter of 2007 to 30% in the quarter just ended.

Margin improvement, one of the Company’s key stated goals in recent quarters, also continues to improve. Gross margin for the third quarter of 2008 was up 210 basis points to 15.6% compared with 13.5% in the prior year quarter. The improvement was driven by growth of higher margin businesses, business mix and increased productivity.
The Company’s financial position remains strong with cash, securities available for sale and availability under the Company’s credit facility of $151 million. Additionally, third quarter cash provided by operating activities was up 71% from the prior year to $29 million.
Due to delays in closing the Wanzek acquisition, the Company is adjusting its revenue expectations for 2008 by excluding any Wanzek related revenue. MasTec now expects 2008 revenue to be between $1.325 billion and $1.345 billion. MasTec is again increasing diluted earnings per share guidance to between $0.93 and $0.96 per share for 2008.
MasTec’s updated guidance today assumes a 4.8% to 4.9% pre-tax margin for 2008, compared with 4.4% for 2007. The 4.4% for 2007 reflects the pro forma impact of adding back the $39 million legacy litigation charge that the Company has been using in all of the comparisons.
The Company’s guidance assumes continuation of today’s soft economy and is not dependent on a fourth quarter recovery. Guidance also does not include any additional impact of legacy litigation, or any mark-to-market valuation adjustments on auction rate securities, either positive or negative.
Management will hold a conference call to discuss results of operations for the quarter ended September 30, 2008 on Thursday, November 6, 2008 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-1300 and the replay number is (719) 457-0820, with a pass code of 5469033. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:
Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	September 30,
	2008	2007

Revenue	$397,754	$266,864
Costs of revenue, excluding depreciation	335,569	230,867
Depreciation and amortization	7,839	4,579
General and administrative expenses, including non-cash stock compensation expense of $798 and $2,746, respectively, in 2008 and $1,099 and $4,566, respectively, in 2007	26,376	55,569
Interest expense, net of interest income	3,963	2,220
Other (income) expense, net	(391)	(228)

Income (loss) from continuing operations before provision for income taxes and minority interest	24,398	(26,143)
Provision for income taxes	(102)	—
Minority interest	—	(597)

Income (loss) from continuing operations	24,296	(26,740)

Income (loss) from discontinued operations	(182)	(5,416)

Net income (loss)	$24,114	$(32,156)

Basic net income (loss) per share:
Continuing operations	$0.36	$(0.40)
Discontinued operations	—	(0.08)

Total basic net income (loss) per share	$0.36	$(0.48)

Basic weighted average common shares outstanding	67,578	66,408

Diluted net income (loss) per share:
Continuing operations	$0.36	$(0.40)
Discontinued operations	(0.01)	(0.08)

Total diluted net income (loss) per share	$0.35	$(0.48)

Diluted weighted average common shares outstanding	68,567	66,408

Condensed Unaudited Balance Sheets
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Assets
Total current assets:	$399,526	$367,407
Property and equipment, net	123,175	81,939
Goodwill and other intangibles, net	245,031	202,829
Deferred taxes, net	46,677	30,386
Securities available for sale	25,352	—
Other assets	26,936	28,188

Total assets	$866,697	$710,749

Liabilities and Shareholders’ Equity
Current liabilities	$282,257	$203,595
Other liabilities	27,461	32,310
Long-term debt	187,809	160,279
Total shareholders’ equity	369,170	314,565

Total liabilities and shareholders’ equity	$866,697	$710,749

Condensed Unaudited Statements of Cash Flows
(In thousands)

	For the Nine Months
	Ended September 30,
	2008	2007

Cash flows from operating activities:
Net cash provided by operating activities	$42,668	$44,106
Net cash used in investing activities	(90,157)	(20,295)
Net cash provided by financing activities	18,348	30,921

Net increase (decrease) in cash and cash equivalents	(29,141)	54,732
Net effect of currency translation on cash	(24)	9
Cash and cash equivalents — beginning of period	74,288	35,282

Cash and cash equivalents — end of period	$45,123	$90,023

MasTec, Inc.
Reconciliation of Non-GAAP Disclosures- Unaudited

	Three Months Ended
	September 30, 2007
	(in millions)	Per Diluted Share
GAAP — Income from continuing operations	$(26.7)	$(0.40)
Charge for settlement of litigation, claims and other disputes	39.1	$0.58

Income from continuing operations, excluding charge for settlement of litigation, claims and other disputes	$12.4	$0.18

For the Year Ended
December 31, 2007
(in millions)
GAAP — Income from continuing operations	$6.4
Income tax provision	—
Charge for settlement of litigation, claims and other disputes	39.3
Income from continuing operations, excluding charge for settlement of litigation, claims and other disputes	$45.7

Revenue	$1,037.8

Pre-tax operating margin	4.4%

	Years Ended
EBITDA Reconciliation (in millions)	2007	2008
Net Income (loss)	(7)	$63-65
Loss from discontinued operations, net of taxes	14	—

Income from continuing operations	$7	$63-65
Interest, net	9	14-15
Income tax provision	—	1
Amortization	1	3
Depreciation	17	24-25

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	34	$105-109

Excluded charges for settlement of litigation, claims and other disputes	39

EBITDA, excluding legacy legal settlements	$73

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to risks, uncertainties, and other factors, some of which are beyond our control, that are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include; our ability to obtain financing or otherwise consummate the Wanzek acquisition on a timely basis or at all, retain qualified personnel and key management, integrate Wanzek and Nsoro with MasTec within the expected timeframes and achieve the revenue, cost savings and earnings levels from the acquisitions at or above the levels projected; that in connection with the acquisition of Nsoro, we will be able to maintain and grow the customer relationship with Nsoro’s principal customer; our ability to raise the funds necessary to purchase Wanzek on terms at least at as favorable as those assumed in our financing plans; economic downturns, reduced capital expenditures, reduced financing availability, consolidation and technological and regulatory changes in the industries we serve; public response to and the potential expiration or extension of the federal production tax credit and any similar local or state regulations affecting renewable energy projects; increases in fuel, maintenance, materials and other costs; any liquidity issues related to our securities held for sale; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our and Wanzek’s customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; the restrictions imposed by our credit facility, senior notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations entered into in connection with past or future acquisitions; and the other factors referenced in the reports we furnish to and file with the SEC. We do not undertake any obligation to update forward-looking statements.

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